Exhibit 16.1

January 11, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred January 1, 2013, to be filed by our client, CytoDyn Inc. We do not disagree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ Pender Newkirk & Company LLP

100 South Ashley Drive Suite 1650 Tampa, FL 33602 P:813.229.2321 pnccpa.com